Exhibit 10.07

[GRAPHIC OMITTED]
SBARRO.
[GRAPHIC OMITTED]

                                                            401 Broadhollow Road
                                                              Melville, NY 11747
                                                                  (631) 715-4100



                                     REVISED

December 29, 2003

Personal & Confidential

Mr. Peter J. Beaudrault
2405 Ridgewind Way
Windermere, FL 34786

Dear Peter:

It was a pleasure talking to you again. Mario Sbarro and the Sbarro family and I agree that you're the person who can lead the operational functions of our quick service business. As such, we are pleased to confirm an offer of employment to you as President - Quick Service. This letter will summarize the terms of our offer.

     o As President - Quick Service, you will have full responsibility for the operational aspects of the quick service business which includes all store and field operations. In addition, you will work with top management in developing plans for any future restructuring of our quick service operations.

     o    As President - Quick Service you will report directly to me.

     o You will be paid a salary of $300,000 per annum, paid in accordance with company payroll practices.

     o You will be eligible to receive a bonus in accordance with the provisions of the "Sbarro Corporate Office Employee Bonus Plan", a draft copy of which is attached for your information.

     o You will be eligible to receive a Special Event Incentive Bonus if you are employed at the time of the Special Event. A Special Event shall be defined as (i) the consummation of a public offering of the Company's common stock, or (ii) any change in the ownership or effective control of the Company (other than changes which occur within the group of shareholders constituting the current holders of the Company's common stock, members of their families and trusts for their respective benefits), including without limitation (a) the sale of fifty percent (50%) or more of the voting securities or assets of the Company, (b) the liquidation or dissolution of the


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          Company, and/or (c) the merger of the Company with another entity whereby the shareholders of the Company as of the date immediately preceding the effective date of the merger do not own 50% or more of the outstanding voting power of the resulting entity as of the effective date of the merger (the first of any such events being the "Special Event"

     If you are in the employment of the Company under this offer of employment at the time of the Special Event, you shall receive, within twenty (20) business days after such Special Event a special bonus (the "Special Event Bonus'~, payable in cash (unless you and the Company agree otherwise). The Special Event Bonus shall be in an amount equal to (i) one hundred sixty thousand (160,000) (provided, however, that such number shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of the Company's common stock which is effected without the receipt of adequate consideration, in each case as determined by the Board in its good faith sole discretion), multiplied by (ii) (A) (1) the per share public offering price, minus the per share expenses (including without limitation any underwriting discounts and commissions), as reported to the Securities and Exchange Commission, if the Special Event is a public offering, (2) the amount paid per share of common stock (net of expenses) if the Special Event is the sale (other than through the. consummation of a public offering) of voting securities, (3) the amount paid (net of expenses) for the Company's assets (proportionately increased if less than all of such assets .are sold), divided by the number of then outstanding shares of the Company's common stock, if the Special Event is the sale of assets, (4) the per share consideration paid to the stockholders of the Company for their shares of the Company's common stock, if the Special Event is a merger (and if such per share consideration includes securities of the surviving entity, than the fair market value of such securities at the time of the merger) or (5) the per share liquidation proceeds paid to the Company's stock holders, if the Special Event is the liquidation or dissolution of the Company, in each instance minus (B) eight dollars and eighty-one cents ($8.81).

     o You will be eligible to receive a company car, which will include insurance, maintenance and gas. In lieu of a car, you can elect a monthly car allowance similar to that paid to other executives in your category.

     o You will be eligible to participate in the Sbarro employee benefit package which includes medical, dental, life, and disability coverage, subject to the provisions of these plans. You will be eligible for the medical, dental, life and disability plans on your first day of employment, if you so elect.

     o You will be reimbursed for all reasonable out-of-pocket business expenses actually incurred upon monthly submission to the company.

     o You will be eligible for three (3) weeks of paid vacation. This vacation may not be taken until after July 1,2004.

          B) You certify to us that you are not under any other employment contract or arrangement that will preclude you from joining us on a full time basis with no restrictions.


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          C)   You will disclose any and all other positions and/or
               directorships with any other organization whether they be corporate or charitable.

As discussed, we would like to have you join us as a full time employee on a mutually agreeable date. Please notify us concerning any contractual obligations you have with your current employer which would prevent you from doing so.

Please note that your employment with Sbarro is on an "at-will" basis and as such, may be terminated by you or the company, at any time for any reason. Any bonuses due except the Special Event Bonus will be prorated.

Mario, the Sbarro family and I are pleased to have you as a member of the Sbarro Management team. We believe your experience and capabilities will provide needed expertise to our company and, in turn, that the company can provide you with opportunities for personal and professional growth. Please acknowledge your acceptance of this offer by signing and returning one original of this letter to my attention at your earliest convenience.

This offer of employment is contingent upon our company receiving a satisfactory investigative report covering your educational, employment, credit and family history.

We look forward to you joining us. Please call me at your earliest convenience to discuss the employment schedule, and let me know if you have any questions.

This offer of employment will remain outstanding only until the close of business on January 9,2004.


Sincerely,

/s/ Michael P. O'Donnell
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Peter J. Beaudrault                                      12/30/03
-------------------------------------                        -----------------
Peter J. Beaudrault                                          Date


cc:      Mario Sbarro
         Bernie Zimmerman